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Exhibit 21.1

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Subsidiary Name                         Business   Ownership     Date and State of Incorporation
---------------                         --------   ---------     -------------------------------
VAALCO ENERGY (USA), INC.                Energy      100%           10/16/96       Delaware
VAALCO Energy (Gabon), Inc.              Energy      100%            6/14/95       Delaware
VAALCO Gabon (Etame), Inc.               Energy      100%            6/14/95       Delaware
VAALCO Production (Gabon), Inc.          Energy      100%            6/14/95       Delaware
Alcorn (Philippines), Inc.               Energy      100%            2/28/86       Delaware
Alcorn (Production) Philippines, Inc.    Energy      100%            2/28/86       Delaware

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